EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

OF

Monterey Gourmet Foods, Inc.

AT

$2.70 NET PER SHARE

BY

Pulmuone Cornerstone Corporation

a wholly owned subsidiary

OF

Pulmuone U.S.A., Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, DECEMBER 10, 2009,

UNLESS THE OFFER IS EXTENDED.

November 10, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Pulmuone Cornerstone Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pulmuone U.S.A., Inc., a California corporation (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Company Common Stock”), and the associated preferred stock purchase rights issued in connection with the Shareholder Protection Rights Agreement, dated July 1, 2008, by and between Monterey Gourmet Foods, Inc., a Delaware corporation (“MGF” or the “Company”), and Corporate Stock Transfer Inc. (the “Company Rights” and, together with the Company Common Stock, the “Shares”), of the Company, at a purchase price of $2.70 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 10, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase, dated November 10, 2009.

2.	The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9) to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.	The letter to stockholders of the Company from Van Tunstall, Chairman of the Board of Directors of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	A return envelope addressed to BNY Mellon Shareowner Services as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, DECEMBER 10, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition (as described below). The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 13—“Conditions of the Offer” of the Offer to Purchase. The Offer is not conditioned upon any financing arrangements. The term “Minimum Condition” is defined in the Offer to Purchase and generally requires that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, together with the number of Shares then owned by Parent or Purchaser, represents at least a majority of the voting power of all outstanding Shares.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 2009, by and among Parent, Purchaser and the Company (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of Purchaser will cease.

The Board of Directors of the Company (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the stockholders of the Company, (2) duly approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommends that the stockholders of the Company accept the Offer, tender their Shares to Purchaser in the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

For Shares to be properly tendered pursuant to the Offer, (1) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any require signature guarantees, or an “Agent’s Message” (as defined in the

Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Dealer Manager and Innisfree M&A Incorporated (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Cappello Capital Corp.

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Purchaser, Parent, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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